Exhibit 99.1

July 22, 2003

KOHL'S CORPORATION NAMES WESLEY MCDONALD CHIEF FINANCIAL OFFICER

MENOMONEE FALLS, Wis., July 22, 2003 — Kohl's Department Stores today announced that Wesley McDonald is joining the company as executive vice president and chief financial officer.

McDonald, 41, will oversee Kohl's financial accounting and planning, tax, treasury and investor relations. He will report to Chief Operating Officer Arlene Meier.

McDonald comes to Kohl's from New Albany, Ohio-based Abercrombie and Fitch, where he has served as chief financial officer since 2000. A 1988 MBA alumnus of the Wharton School, McDonald had served for 12 years in various executive positions with increasing responsibility in finance, information systems and distribution at Target Corporation.

"Wes brings strong management skills and a solid track record in the retail industry," said Kohl's Chairman and Chief Executive Officer Larry Montgomery. "His direct involvement with the financial community and his knowledge of retail operations are a great match for the strong team we already have in place. We're pleased to welcome Wes to Kohl's leadership team."

Based in Menomonee Falls, Wis., Kohl's is a family-focused, value-oriented specialty department store offering moderately priced national brand apparel, shoes, accessories and home products. Kohl's operates 492 stores in 34 states. For a list of store locations and information, or for the added convenience of shopping online, visit Kohl's Website at www.kohls.com.

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Investor Contact:
Arlene Meier, Chief Operating Officer, (262) 703-1646

Media Relations Contact:
Tawn Earnest, Public Relations Manager, (262) 703-6609